[Servotronics, Inc. Letterhead]	Exhibit 99.1

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

May 14, 2019

SERVOTRONICS, INC. ANNOUNCES

FIRST QUARTER RESULTS

FOR THE PERIOD ENDED MARCH 31, 2019

Elma, NY – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today the results of its operations for the quarter ended March 31, 2019.

Revenues for the quarter were $12,003,000, approximately a 13.7% increase from $10,559,000 for the same period in 2018. The increase in revenue is the result of increases in commercial and government shipments at the ATG. This is offset by a net decrease in CPG shipments with CPG government shipments increasing offset by a decrease in commercial shipments.

Net income was $98,000 (or $0.04 per share Basic and $0.04 Diluted) for the first quarter ended March 31, 2019 compared to net income of $331,000 (or $0.14 per share Basic and $0.14 Diluted) for the comparable period ended March 31, 2018.

“We continue to invest for the future while maintaining the same level of quality we have delivered for nearly 60 years” commented Kenneth D. Trbovich, CEO and Chairman of the Board. “We still have work to do, but I am optimistic about the remainder of the fiscal year as our high quality products, dedicated employees and long-standing customer and vendor relationships continue to serve as the core fundamentals that allow us to deliver positive results.”

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from fixed price contracts with agencies of the U.S. Government or their prime contractors. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy, including political risks, adverse changes in legal and regulatory environments, and difficulty in predicting defense appropriations, the introduction of new technologies and the impact of competitive products. the vitality of the commercial aviation industry and its ability to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components, the Company’s ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation and the additional risks discussed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American

Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American